Exhibit 10.1

XEROX HOLDINGS CORPORATION

2026–2028 TRANSFORMATION RETENTION AWARD PLAN

ARTICLE 1. ESTABLISHMENT AND PURPOSE

Section 1.1 Establishment. Xerox Holdings Corporation (the “Company”) hereby establishes the Xerox Holdings Corporation 2026–2028 Transformation Retention Award Plan (the “Plan”), effective as of July 1, 2026 (the “Effective Date”).

Section 1.2 Purpose. The purpose of the Plan is to promote leadership continuity, operational stability, and the retention of critical talent during the Company’s multi-year transformation, operational restructuring, integration initiatives, and balance sheet strengthening efforts. The Plan is meant to supplement and work in conjunction with — and not to replace — the Company’s other incentive programs, such as its equity plans and severance arrangements, in order to achieve these described purposes. The Plan is intended to be a limited-duration, non-recurring retention program.

ARTICLE 2. DEFINITIONS

Section 2.1 Defined Terms. When used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award Agreement” means the written agreement, substantially in the form attached hereto as Exhibit A (or as revised by the Committee in its sole discretion), by which a Participant acknowledges and accepts the terms and conditions of their Retention Award.

(b) “Award Documentation” means any written notice, award letter, or Award Agreement issued by the Committee to a Participant evidencing the terms and conditions of a Retention Award under this Plan.

(c) “Base Salary” means a Participant’s base salary (excluding incentive pay, commissions, bonuses, expense allowances, and other forms of variable compensation) in effect as of the applicable grant date.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, as determined by the Committee in good faith, (i) a violation of any of the rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement; (ii) any conduct which qualifies for “immediate discharge” under the Company’s Human Resource Policies as in effect from time to time; (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Company, or represents a conflict of interest with the interests of the Company; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Company; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Company.

(f) “Change in Control” shall mean the first occurrence of any of the following events after the Effective Date:

(i)

any Person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities,

(ii)

there is consummated a merger or consolidation of the Company with any other person, other than (1) a merger or consolidation that results in the directors of the Company who were members of the Incumbent Board (as defined below in this Section 2.1(f)(ii)) immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities, or

(iii)

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale.

(A)

For purposes of this definition of Change in Control, “Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (5) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (5) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

(B)

The “Incumbent Board” comprises the following individuals: individuals who, as of the date hereof, constitute the Board; and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Compensation and Human Capital Committee of the Board. The Committee shall have full authority to administer the Plan in accordance with Article 3. With respect to Participants who are not Executive Officers of the Company, the Committee may delegate certain administrative authority to management, subject to the limitations set forth in Article 3. Notwithstanding anything herein to the contrary, the Board may take any actions otherwise reserved or designated for the Committee pursuant to the Plan and such actions shall have the same effect as if taken by the Committee.

(i) “Company” means Xerox Holdings Corporation and its consolidated subsidiaries, and Xerox Holdings Corporation’s successors or assigns.

(j) “Effective Date” has the meaning set forth in Section 1.1.

(k) “Eligible Employee” means an individual who is designated as eligible for this Plan and who is employed by the Company as determined by the Committee. Eligible Employees may include executive officers (including Named Executive Officers), senior leaders, and other employees critical to execution of the Company’s transformation strategy.

(l) “Exchange Act” means the Securities Exchange Act of 1934.

(m) “Excluded Persons” means (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (5) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (5) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

(n) “Executive Officer” means an Eligible Employee who is also one of the following: (i) the Company’s Chief Executive Officer, (ii) another member of management who is a Section 16 Officer or (iii) is an officer who reports directly to the Chief Executive Officer.

(o) “Grant Date” means the date on which management or the Committee approves a Retention Award for a Participant, as specified in the applicable Award Documentation or such later date as determined by the Committee and set forth in the applicable Award Documentation.

(p) “Incumbent Board” means the following individuals: individuals who, as of the Effective Date, constitute the Board; and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended.

(q) “Installment” means each of the eight (8) substantially equal portions into which a Retention Award is divided pursuant to Section 6.1.

(r) “Participant” means an Eligible Employee who has been designated to receive a Retention Award under this Plan. The designation of an individual as a Participant shall not provide the individual with any right to future participation in any subsequent retention plans that may be adopted by the Company, but, subject to the terms of the Plan, an individual shall remain a Participant for purposes of receiving payment of a Retention Award until such individual ceases to be an Eligible Employee.

(s) “Payment Date” means, with respect to each Installment, the date that is within thirty (30) days following the applicable Vesting Date.

(t) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) of the Exchange Act, except that such term shall not include Excluded Persons.

(u) “Plan” has the meaning set forth in Section 1.1.

(v) “Retention Award” means a cash-based retention award granted to a Participant pursuant to the terms of this Plan.

(w) “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

(x) “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h), without regard to alternative definitions thereunder.

(y) “Termination for Good Reason” means a Participant’s termination of employment with the Company within 12 months after a Change in Control after the Participant properly notifies the Committee or its delegate in writing within ninety (90) days of the initial occurrence of any of the following circumstances and the Company does not remedy the circumstance within thirty (30) days of such notice, or the Company notifies the Participant in writing within such 30-day period that such circumstance will not be remedied, and following such thirty (30) day period, the Participant notifies the Company in writing of the Participant’s termination, provided that such circumstance occurs without the Participant’s express written consent after a Change in Control:

(i)

The material diminution of the Participant’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control (including, without limitation, if the Participant is an executive officer of the Company prior to a Change in Control, ceasing to be an executive officer of the surviving company);

(ii)

A material reduction in the Participant’s annual base salary and/or annual target bonus as in effect before the Change in Control except that this clause (ii) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company;

(iii)

A material change in the geographic location at which the Participant is required to be based (including, without limitation, the Company requiring the Participant to relocate outside of the metropolitan area in which the Participant was based immediately prior to the Change in Control), except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to the Change in Control;

(iv)	The failure of the Company to obtain agreement from any successor to assume and agree to operate this Plan.

(z) “Vesting Date” means, with respect to each Installment, the last day of each of the eight (8) consecutive fiscal quarters designated in the Award Agreement.

ARTICLE 3. ADMINISTRATION

Section 3.1 Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full authority to select Participants, determine Retention Award amounts, interpret the Plan, and resolve disputes. Without limiting the foregoing, the Committee shall have complete authority and sole discretion to: (i) delegate authority to management to select those Participants who are not Executive Officers; (ii) delegate authority to management to determine the amount of each Retention Award for Participants who are not Executive Officers; (iii) interpret the provisions of this Plan and any Award Documentation; (iv) establish and interpret rules, regulations, and procedures for the administration of the Plan; (v) determine which entity of the Company is responsible for making Retention Award payments; (vi) determine the effect, if any, of a transfer of a Participant’s service location from one jurisdiction to another on an outstanding Retention Award; and (vii) make all other determinations and take all other actions necessary or advisable for the administration or interpretation of this Plan.

Section 3.2 Delegation. The Committee hereby delegates administrative authority to management for non-Executive Officers as permitted by law, including Participant selection and Retention Award amounts. Notwithstanding any delegation, the Committee shall retain general administrative authority concerning the Plan, and any delegated authority shall be subject to the limitations established by the Committee at the time of such delegation.

Section 3.3 Finality of Decisions. All actions, decisions, and interpretations of the Committee (and any duly authorized delegate) shall be final, conclusive, and binding on all parties. All expenses of administering the Plan shall be borne by the Company.

Section 3.4 Indemnification. Except for their own gross negligence or gross misconduct regarding the performance of the duties specifically assigned to them under this Plan, or their willful breach of the terms of this Plan, the Company (and its affiliates), the Board and its members, the Committee and its members, and any other entity or individual administering any aspect of this Plan shall be held harmless by the Participants and their respective representatives, heirs, successors, and assigns against liability or losses occurring by reason of any act or omission under the Plan.

ARTICLE 4. ELIGIBILITY AND PARTICIPATION

Section 4.1 Designation of Participants. Participants shall be selected by management, except for Executive Officers, who shall be selected by the Committee. Participants may include executive officers, senior leaders, and other employees of the Company and its direct and indirect subsidiaries critical to execution of the Company’s transformation strategy. Each Eligible Employee designated as a Participant shall be notified of their Retention Award through an Award Agreement substantially in the form attached hereto as Exhibit A (or as amended by the Committee in its sole discretion).

Section 4.2 Award Agreement. Each Eligible Employee designated as a Participant shall acknowledge and accept the terms of their Retention Award by logging in to their account on the Morgan Stanley platform and accepting the Award by the deadline specified therein. An individual who fails to accept the Award Agreement by the specified deadline may, in the Committee’s sole discretion, be deemed to have forfeited participation in the Plan.

Section 4.3 Non-Entitlement. Participation in this Plan shall not create any entitlement to participation in future iterations of this Plan or any subsequent incentive or retention plan that the Company may adopt.

ARTICLE 5. FORM AND AMOUNT OF RETENTION AWARD

Section 5.1 Form. Each Participant shall receive a cash-based Retention Award.

Section 5.2 Amount. Awards may be expressed as a fixed dollar amount, a percentage of Base Salary, or a percentage of target annual bonus, in each case as determined by the Committee in its sole discretion and specified in the applicable Award Documentation. The amount of each Retention Award may differ among Participants or among levels of Participants as determined by the Committee.

Section 5.3 Unfunded Obligation. This Plan, insofar as it provides for Retention Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Retention Awards under the Plan. Any liability of the Company to any person with respect to any Retention Award under this Plan shall be based solely upon any contractual obligations which may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company. No Participant shall have any rights under the Plan other than as an unsecured general creditor of the Company.

ARTICLE 6. VESTING AND PAYMENT

Section 6.1 Vesting Schedule. Each Retention Award shall be divided into eight (8) substantially equal Installments. Installments shall vest on the last day of each fiscal quarter for eight (8) consecutive quarters designated by the Committee in the Award Agreement.

Section 6.2 Payment. Each vested Installment shall be paid within thirty (30) days following the applicable quarterly Vesting Date, subject to the termination provision set forth in Article 7, the Change in Control provisions set forth in Article 8, and the Section 409A exemption requirements set forth in Article 9.

Section 6.3 Continued Employment Requirement. Except as expressly provided in Article 8, a Participant must remain continuously employed by the Company through each applicable Vesting Date as a condition to vesting in the corresponding Installment.

Section 6.4 Currency. Retention Awards shall be denominated in United States dollars unless the Committee determines that any such Award should be denominated or paid in local currency with respect to a particular Participant.

ARTICLE 7. TERMINATION OF EMPLOYMENT; FORFEITURES

Section 7.1 General Rule — Forfeiture. Except as provided in Article 8 below (i) participation in the Plan shall immediately cease, upon a Participant’s termination of employment for any reason, with or without Cause, whether voluntary or involuntary, and (ii) all unvested Installments shall be forfeited.

ARTICLE 8. CHANGE IN CONTROL

Section 8.1 Acceleration on Change in Control. In the event of a Change in Control, the Committee may in its sole discretion provide for accelerated vesting of all or any remaining Installments, with any accelerated Installments being paid within thirty (30) days following such acceleration determination. Notwithstanding anything herein to the contrary, in the event that a Participant’s employment is terminated by the Company without Cause or the Participant effectuates a Termination for Good Reason within twelve (12) months following a Change in Control, then all then-unvested Installments shall immediately vest and be paid to such Participant within thirty (30) days thereafter.

Section 8.2 Successor Assumption. The Company shall use commercially reasonable efforts to require any corporation, entity, individual, or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to the Company, all of the obligations of the Company under the Plan.

Section 8.3 Excise Tax Reduction. If any portion of a Retention Award received or to be received by a Participant (either alone or together with other payments or benefits received or to be received from the Company under any other plan, program, arrangement, or agreement in connection with a Change in Control or a Participant’s termination of employment) (all such payments and benefits being referred to collectively as the “Total Payments”) would be subject, in whole or in part, to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, program, arrangement, or agreement, the Company will reduce the payment of the Retention Award to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Retention Award will only be reduced if (i) the net amount of Total Payments as so reduced (and after subtracting the net amount of federal, state, municipal, and local income taxes thereon and taking into account any phase-out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal, and local income taxes thereon, the Excise Tax to which the Participant would be subject, and taking into account any phase-out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

If payments are required to be reduced under this Section 8.3, the Total Payments shall be reduced in the following order: (i) cash payments valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), reduced with amounts payable last reduced first; (ii) cash payments valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts payable last reduced first; and (iii) all other non-cash benefits, reduced pro-rata.

For purposes of determining whether and to what extent the Retention Award will be subject to the Excise Tax: (i) no portion of the Retention Award the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; and (ii) no portion of the Retention Award will be taken into account which, in the opinion of the Company’s independent auditor immediately prior to the Change in Control, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Retention Award will be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.

ARTICLE 9. SECTION 409A EXEMPTION

Section 9.1 Intent. The Plan is intended to be exempt from Section 409A of the Code and shall be interpreted accordingly. The amounts payable under the Plan are intended to be exempt from the applicable requirements of Section 409A in reliance on the short-term deferral exception set forth in the regulations under Section 409A and will be construed and administered in accordance with such exception.

Section 9.2 Separate Payments. Each Installment payable to any Participant in connection with a Retention Award granted hereunder shall be considered a separate payment for purposes of Section 409A of the Code.

Section 9.3 No Liability. In no event shall the Company, the Board, or the Committee be liable for any tax, interest, or penalties that a Participant may owe as a result of the application of Section 409A to any Retention Award, and the Company shall have no obligation to indemnify or otherwise protect any Participant from any such liability.

ARTICLE 10. TAX WITHHOLDING

Section 10.1 Withholding Obligation. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Retention Awards made under this Plan. Each Retention Award shall be paid less applicable withholding of any applicable federal, state, local, and foreign income, employment, and excise taxes as are required to be withheld pursuant to any applicable law or regulation.

Section 10.2 Indemnification for Taxes. Each Participant shall be solely responsible for any tax liability arising from or relating to any payment made under this Plan, and neither the Company, the Board, nor the Committee, shall be liable to any Participant for any such liability beyond the withholding obligation set forth in Section 10.1.

ARTICLE 11. NON-ALIENATION

Section 11.1 Prohibition on Transfer. A Participant shall have no right to anticipate, alienate, sell, transfer, assign, pledge, or encumber any right to receive any Retention Award made under the Plan, nor will any Participant have any lien on any assets of the Company by reason of any Retention Award made under the Plan. No Participant’s rights hereunder shall be assigned, attached, garnished, optioned, transferred, or made subject to any creditor’s process, whether voluntarily, involuntarily, or by operation of law.

ARTICLE 12. NO RIGHT TO CONTINUED EMPLOYMENT

Section 12.1 At-Will Employment. Nothing in the Plan confers any right to continued employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or in any way affect any right and power of the Company to terminate the employment of any employee at any time without assigning a reason therefor. The Company reserves the right to terminate any Participant’s employment at any time and for any reason or for no reason, with or without Cause and with or without advance notice.

ARTICLE 13. AMENDMENT AND TERMINATION

Section 13.1 General Authority. The Plan may be amended, suspended, or terminated at any time and from time to time by action of the Board or the Committee, including, without limitation, by way of an amendment to eliminate Retention Award payments during any calendar quarter or year, as determined by the Board or Committee in its sole discretion; provided, however, that the Plan shall be terminated no later than the date the Company pays all Participants any and all amounts due under the Plan and no amounts remain due and payable to any person; provided further, that no amendment or termination of the Plan will adversely affect a Participant’s rights with respect to any previously awarded amounts without such Participant’s express written consent.

Section 13.2 Amendments in Writing. In order to be effective, any amendment of this Plan or any Retention Award must be in writing and made by the Committee. No oral statement, representation, written presentation, or the like shall have the effect of amending or modifying this Plan or any Retention Award, or otherwise have any binding effect on the Company, the Board, or the Committee.

ARTICLE 14. GENERAL PROVISIONS

Section 14.1 Governing Law. The Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law of such state.

Section 14.2 Severability. In case any provision of the Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

Section 14.3 Entire Agreement. This Plan and each Award Agreement (together with any other Award Documentation issued to a Participant) constitute the entire agreement between the Company and each Participant with respect to the subject matter hereof and supersede all prior oral and written representations, negotiations, and agreements. In the event of any inconsistency between the Plan and an Award Agreement, the terms of the Plan shall control.

Section 14.4 No Commitment to Continue. The adoption of the Plan does not imply any commitment to continue to maintain the Plan, or any modified version of the Plan, or any other plan for incentive compensation for any Participant for any period of time.

Section 14.5 Capitalization Adjustments. In the event the Company effects any extraordinary corporate event that materially affects the structure or capitalization of the Company (including, without limitation, a stock dividend, stock split, merger, recapitalization, or similar transaction that is not a Change in Control), the Committee may make such adjustments to outstanding Retention Awards as it determines in its sole discretion to be equitably required. Any determination made by the Committee under this Section shall be final and conclusive.

Section 14.6 Headings. Article and Section headings in this Plan are included for convenience of reference only and shall not affect the interpretation of any provision of this Plan.

ARTICLE 15. EXECUTION

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted by the Board and executed by its duly authorized officer as of the Effective Date.

XEROX HOLDINGS CORPORATION

By:
Name:	Kim Kleps
Title:	Chief People Officer
Date:	[______] [___], 2026

EXHIBIT A

XEROX HOLDINGS CORPORATION

2026–2028 TRANSFORMATION RETENTION AWARD AGREEMENT

[MONTH][ DAY], 202[6]

Dear [FIRST NAME] [LAST NAME]:

As a valued employee of Xerox Holdings Corporation or one or more of its subsidiaries (collectively, the “Company”), you are in a position to have a significant influence on the performance and success of the Company during its ongoing transformation. I am pleased to inform you that, in recognition of the role you play in our collective success, the Company, pursuant to the Xerox Holdings Corporation 2026–2028 Transformation Retention Award Plan (the “Plan”), has designated you a Participant in the Plan. Capitalized terms used but not defined in this Award Agreement shall have the meanings ascribed to them in the Plan.

1. Retention Award.

You are hereby awarded a Retention Award on the terms and subject to the conditions of the Plan, in an amount equal to $ [___] (the “Award Amount”). The Award Amount will be subject to withholding of any applicable federal, state, local, and foreign income, employment, and excise taxes required to be withheld pursuant to any applicable law or regulation.

2. Grant Date and Vesting Schedule.

Your Grant Date is [____], 2026. Your Retention Award shall vest in eight (8) substantially equal Installments of approximately $ [___] each, as set forth on the table below, subject to your continued employment with the Company through the applicable Vesting Date:

Installment	Vesting Date	Installment Amount

1	[September 30], 2026	$[___]

2	[December 31], 202[6]	$[___]

3	[March 31], 202[7]	$[___]

4	[June 30], 202[7]	$[___]

5	[September 30], 202[7]	$[___]

6	[December 31], 202[7]	$[___]

7	[March 31], 202[8]	$[___]

8	[June 30], 202[8]	$[___]

Each vested Installment will be paid within thirty (30) days following the applicable Vesting Date, subject to the terms of the Plan.

3. Termination of Employment.

Except as provided in Article 8 of the Plan, participation in the Plan shall cease immediately upon your resignation or termination of employment for any reason (with or without Cause) and any outstanding unvested Awards shall be forfeited.

4. Change in Control.

Your Retention Award is subject to the Change in Control provisions set forth in Article 8 of the Plan, including the full acceleration provision upon a termination without Cause on or following a Change in Control or a Termination for Good Reason, in each case, as described in Article 8 of the Plan.

5. General.

In the event of any inconsistency between the Plan and this Award Agreement, the terms of the Plan will control. You are encouraged to read the Plan in its entirety. The final decision as to whether you have earned any payments under the Plan will be made by the Committee in accordance with the Plan.

6. Electronic Signature.

The Company will deliver any documents related to participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan and be bound by the terms and conditions of this Award Agreement, through an online or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by you is required, and your Award will be cancelled if you fail to comply with the Company’s acceptance requirement within six months of the Grant Date.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of the date first set forth below.

XEROX HOLDINGS CORPORATION

By:
Name:	Kim Kleps
Title:	Chief People Officer
Date:	[______] [___], 2026